EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated balance sheet of American Electric Power Company, Inc. and subsidiary companies (the “Company”) as of December 31, 2016, and the related consolidated statements of income, comprehensive income (loss), changes in equity, and cash flows for each of the two years in the period ended December 31, 2016, dated February 27, 2017, appearing in or incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
Columbus, Ohio
May 16, 2018